This report is signed on behalf of the registrant (or depositor or trustee).

City of:  Lansing        State of:  Michigan      Date:
December 19, 1996

Name of Registrant, Depositor, or Trustee:  Jackson National
Capital Management Funds

By  (Name and Title):                   Witness (Name and
Title)


/s/ Andrew B. Hopping                   /s/ Thomas J. Meyer

Andrew B. Hopping                       Thomas J. Meyer
Vice President                     Secretary